Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371
Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES THIRD QUARTER 2010 RESULTS
CHICAGO, October 29, 2010 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the third quarter of 2010 of $30.5 million, or $0.69 per diluted share, compared to $25.5 million, or $0.57 per diluted share, for the same period in 2009. For the nine months ended September 30, 2010, net income was $79.9 million, or $1.80 per diluted share, compared to $68.6 million, or $1.54 per diluted share, for the same period in 2009.
Highlights included:
•	Favorable loss reserve development of $13.0 million in the current quarter and $22.0 million for the nine months ended September 30, 2010.

•	A combined ratio of 71.4% in the quarter and 75.7% for the nine months ended September 30, 2010.

•	Operating cash flow of $41.0 million in the quarter and $107.1 million for the nine months ended September 30, 2010.

•	Book value per share of $23.48 at September 30, 2010, an increase of 12.6% from December 31, 2009.
“We are pleased to add another quarter to our long string of strong results,” said John F. Welch, President and Chief Executive Officer. “We continue to see favorable loss emergence trends for older accident years; however, economic conditions remain challenging, particularly for construction firms. Despite these challenges, our premium production remained respectable, and we continued to build our financial strength. In fact, our stockholders’ equity surpassed the billion dollar mark this quarter.”

	Gross Written Premium(in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Contract	$73,653	$71,817	$217,002	$215,301
Commercial	32,616	34,163	100,459	102,579
Fidelity and other	7,515	7,422	23,797	23,481

	$113,784	$113,402	$341,258	$341,361

For the quarter ended September 30, 2010, gross written premiums increased 0.3% as compared to the quarter ended September 30, 2009. For the nine months ended September 30, 2010, gross written premiums were flat compared to the same period in 2009.

Contract surety gross written premiums increased 2.6% in the third quarter of 2010 compared to the same period in 2009, despite continued challenges in the construction industry. For the nine months ended September 30, 2010, gross written premiums for contract surety increased 0.8% compared to the same period in 2009.
Commercial surety gross written premiums decreased 4.5% in the third quarter of 2010 compared to the same period in 2009. For the nine months ended September 30, 2010, gross written premiums for commercial surety decreased 2.1% compared to the same period in 2009. These decreases reflect a modest decline in the small commercial market, partially offset by selective growth in the corporate commercial market.

	Net Written Premium(in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Contract	$68,310	$65,674	$201,047	$196,826
Commercial	31,880	33,265	98,265	100,188
Fidelity and other	7,515	7,422	23,797	23,481

	$107,705	$106,361	$323,109	$320,495

For the quarter ended September 30, 2010, net written premiums increased 1.3% as compared to the quarter ended September 30, 2009, reflecting the increase in gross written premiums and lower reinsurance costs. For the nine months ended September 30, 2010, net written premiums increased 0.8% as compared to the nine months ended September 30, 2009, primarily due to lower reinsurance costs.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Loss ratio(1)	17.3%	22.3%	22.1%	26.8%
Expense ratio	54.1%	56.7%	53.6%	54.5%

Combined ratio(1)	71.4%	79.0%	75.7%	81.3%

The loss ratios for the three and nine months ended September 30, 2010 reflect favorable loss reserve development on prior accident years of $13.0 million and $22.0 million, respectively, an impact of 11.8 and 7.0 percentage points for the three and nine months ended September 30, 2010, respectively. The 2009 loss ratios reflect favorable loss reserve development on prior accident years of $7.9 million, an impact of 7.1 and

2.6 percentage points for the three and nine months ended September 30, 2009, respectively.
The improvement in the expense ratio reflects the absence of a $4.9 million charge for impairment of capitalized software development costs for the three and nine months ended September 30, 2009, respectively. These impairments added 4.5 and 1.6 percentage points to the expense ratio for the three and nine months ended September 30, 2009, respectively.
Net investment income was $13.5 million and $12.5 million for the quarters ended September 30, 2010 and 2009, respectively, and $39.6 million and $37.4 million for the nine months ended September 30, 2010 and 2009, respectively. This increase reflects the impact of higher overall invested assets, partially offset by lower yields. The annualized pre-tax yields were 3.9% and 4.1% for the quarters ended September 30, 2010 and 2009, respectively, and 4.0% and 4.2% for the nine months ended September 30, 2010 and 2009, respectively.
Net realized investment gains were negligible for the three months ended September 30, 2010 and $1.1 million for the nine months ended September 30, 2010. Net realized investment gains were $1.1 million and $0.9 million for the three and nine months ended September 30, 2009, respectively.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
Earnings Conference Call
A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on October 29, 2010. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 888-428-9505. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=73362 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on October 29th until 1:00 p.m. (EST) on November 12, 2010 by dialing 888-203-1112, pass code 3660714, or over the Internet at the foregoing websites.

About CNA Surety
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
# # #
- Chart Follows—

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating Results:

Gross written premiums	$113,784	$113,402	$341,258	$341,361

Net written premiums	$107,705	$106,361	$323,109	$320,495

Revenues:
Net earned premiums	$110,275	$109,703	$313,741	$316,549
Net investment income	13,465	12,536	39,629	37,359
Net realized investment gains	8	1,056	1,069	943

Total revenues	$123,748	$123,295	$354,439	$354,851

Expenses:
Net losses and loss adjustment expenses(1)	$19,095	$24,429	$69,272	$84,992
Net commissions, brokerage and other underwriting expenses	59,609	62,169	168,202	172,364
Interest expense	299	319	871	1,096

Total expenses	$79,003	$86,917	$238,345	$258,452

Income before income taxes	44,745	36,378	116,094	96,399

Income tax expense	14,258	10,854	36,177	27,844

Net income	$30,487	$25,524	$79,917	$68,555

Basic earnings per common share	$0.69	$0.58	$1.80	$1.55

Diluted earnings per common share	$0.69	$0.57	$1.80	$1.54

Basic weighted average shares outstanding	44,327	44,263	44,305	44,240

Diluted weighted average shares outstanding	44,487	44,411	44,458	44,397

(1)	See note to Press Release Investor Data.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Cash Flow Data:	2010	2009	2010	2009
Net cash provided by operations	$41,042	$44,537	$107,105	$109,702

	September 30,	December 31,
Consolidated Balance Sheet Data:	2010	2009
Invested assets and cash	$1,477,939	$1,322,654
Intangible assets, net	138,785	138,785
Total assets	1,872,353	1,709,035

Insurance reserves	697,057	653,899
Debt	30,930	30,930
Total stockholders’ equity	1,040,852	923,084

Book value per share	$23.48	$20.85

Outstanding shares	44,337	44,268

Note to Press Release Investor Data

(1)	Includes the effect of re-estimates of prior year reserves, known as reserve development. The dollar amount and percentage point effect of these reserve reductions were $13.0 million, or 11.8 percentage points, and $7.9 million, or 7.1 percentage points, for the three months ended September 30, 2010 and 2009, respectively. The dollar amount and percentage point effect of these reserve reductions were $22.0 million, or 7.0 percentage points, and $7.9 million, or 2.6 percentage points, for the nine months ended September 30, 2010 and 2009, respectively.